Exhibit 21.1

Subsidiary	Jurisdiction of Organization	Trade Names
NBH Bank, N.A.	United States of America	Bank Midwest; Community Banks of Colorado; Hillcrest Bank; and NBH Capital Finance
NBH Realty I, LLC	Missouri
NBH Realty II, LLC	Missouri